Exhibit 99.1

Grove Announces Second Quarter 2026 Financial Results

SAN FRANCISCO, CA — August 6, 2026 — Grove Collaborative Holdings, Inc. (NYSE: GROV) (“Grove” or the “Company”), the world’s first plastic neutral retailer and a leading sustainable consumer products company, certified B Corporation, and Public Benefit Corporation, today reported financial results for its fiscal second quarter ended June 30, 2026.

Key Second Quarter 2026 Financial Highlights:
●Total Net Revenue was $36.6 million, down 16.9% year-over-year, but up 1.0% sequentially
●Adjusted EBITDA was positive $0.5 million, compared to negative $0.9 million in the same period last year - the third consecutive quarter of positive Adjusted EBITDA
●Net Loss was $0.9 million, compared to a Net Loss of $3.6 million in the same period last year
●Operating Cash Flow was positive $1.3 million, compared to positive $1.0 million in the same period last year
●Reaffirming full-year Net Revenue guidance of $142.5 million to $152.5 million and Adjusted EBITDA guidance of breakeven to positive low single digit millions

“Second quarter results came in as we expected when we raised our full-year outlook last quarter. Net Revenue grew 1.0% sequentially to $36.6 million, and we delivered Adjusted EBITDA of $0.5 million, our third consecutive quarter of positive Adjusted EBITDA. This reflects the operating discipline we described in the first quarter continuing to play out and it’s now showing up clearly in our financial statements.

As our strategy continues to take hold, we are continuing to invest in the customer experience to drive long-term profitable growth. In the second quarter, we launched our new subscription experience, designed to give customers a seamless and customized experience that matches their ordering cadence, replacing the last major element of our technology migration from early 2025. While that foundational work is now complete, we will move towards customer-first innovation as we build a unique and defensible customer experience that enables them to build a healthier home for the people they love,” said Jeff Yurcisin, Chief Executive Officer of Grove Collaborative.
Second Quarter 2026 Financial Results
(All comparisons are versus the quarter ended June 30, 2025 except where otherwise noted)

Net Revenue was $36.6 million for the quarter ended June 30, 2026, a decline of 16.9% year-over-year, but an increase of 1.0% compared to the first quarter of 2026. The year-over-year decline was primarily driven by a smaller active customer base entering the year, reflecting the compounding effects of lower advertising investment – consistent with the strategy to prioritize profitability and customer experience improvements before re-accelerating growth – and customer attrition tied to the ecommerce platform disruptions experienced throughout 2025, partially offset by an increase in Direct to Consumer (“DTC”) Net Revenue per Order. The sequential increase was driven by growth from non-DTC channels, primarily QVC and Amazon, partially offset by a slight decline in DTC revenue.

Gross Margin was 53.6%, a decrease of 190 basis points compared to 55.4% in the second quarter of 2025. The decrease was primarily driven by one-time disposals in the quarter, as well as a sell-through of previously reserved inventory in the prior year that did not reoccur. These decreases were partially offset by a more targeted promotional strategy, enabled in part by the Grove Green Rewards loyalty program launched in the fourth quarter of 2025.

Operating Expenses were $20.4 million, a decrease of 27.0% compared to $27.9 million in the prior-year period. The decline reflects lower personnel-related expenses from reduced headcount, lower fulfillment costs driven by lower order volume and lower outbound shipping rates, and lower advertising spend.

Net Loss was $0.9 million, or (2.5%) Net Loss margin, compared to a net loss of $3.6 million, or (8.2%) Net Loss margin, in the prior-year period. The year-over-year improvement reflects lower operating expenses, offset by the decline in revenue.

Adjusted EBITDA was positive $0.5 million, or 1.3% margin, compared to negative $0.9 million, or (2.1%) margin, in the prior-year period. This marks the third consecutive quarter of positive Adjusted EBITDA and reflects continued operating discipline as the Company invests in the customer experience.

Operating Cash Flow was positive $1.3 million for the quarter, reflecting favorable working capital movements, including a decrease in inventory, and the benefit of non-cash expenses added back to Net Loss. This compares to positive $1.0 million in the prior-year period.

Cash, Cash Equivalents, and Restricted Cash totaled $11.4 million as of June 30, 2026, up from $10.4 million as of March 31, 2026, primarily reflecting positive Operating Cash Flow, partially offset by higher capitalized expenditures as a result of continued investment in eCommerce platform enhancements.

Second Quarter 2026 Key Metrics:

	Three Months Ended June 30,
(in thousands, except DTC Net Revenue Per Order)	2026	2025
Financial and Operating Data
DTC Total Orders	489	640
DTC Active Customers	509	664
DTC Net Revenue Per Order	$69.19	$65.23

Direct to Consumer (DTC) Total Orders were 489,000, a decline of 23.6% year-over-year. The decrease was primarily driven by a smaller active customer base entering the year, reflecting lower advertising investment relative to prior years and customer attrition associated with the 2025 ecommerce platform disruptions, both of which resulted in fewer new customers and, given the recurring nature of the business, fewer repeat orders.

DTC Active Customers – defined as the number of customers that have placed an order in the trailing twelve months – totaled 509,000 as of June 30, 2026, a decrease of 23.3% year-over-year. The decline is consistent with the factors described above.

DTC Net Revenue Per Order was $69.19, an increase of 6.1% year-over-year. The improvement was driven primarily by a larger mix of higher-priced items in customer orders, reflecting the Company’s continued category expansion, as well as greater efficiency in promotional spend following the launch of the Company’s new loyalty program. The year-over-year comparison also benefited from a prior-year test that temporarily increased the volume of smaller value orders, which did not reoccur in the second quarter of 2026.

Plastic Intensity1 – measured as pounds of plastic per $100 in net revenue across all online and retail sales — was 0.84 pounds in the second quarter of 2026, improving from 0.93 pounds in the second quarter of 2025.

2026 Financial Outlook:
For the twelve-month period ending December 31, 2026, Grove is reaffirming its full-year guidance.
●The Company continues to expect full-year net revenue of approximately $142.5 million to $152.5 million, and Adjusted EBITDA of breakeven to positive low single digit millions
●The Company continues to expect sequential net revenue improvement in each of the remaining quarters of 2026.

Webcast and Conference Call Information:
The Company will host an investor conference call and webcast to review these financial results at 5:00pm ET / 2:00pm PT on the same day. The webcast can be accessed at https://investors.grove.co/. The conference call can be accessed by calling 877-413-7205. International callers may dial +1 201-689-8537. A replay of the call will be available until September 3, 2026 and can be accessed by dialing 877-660-6853 or 201-612-7415, access ID: 13761742. The webcast will remain available on the Company’s investor relations website for 30 days following the webcast.
About Grove Collaborative Holdings, Inc.
Grove Collaborative Holdings, Inc. (NYSE: GROV) is the one-stop online destination for everyday essentials that create a healthier home and planet. Explore thousands of thoughtfully vetted products for every room and everyone in your home, including household cleaning, personal care, health and wellness, laundry, clean beauty, kitchen, pantry, kids, baby, pet care, and beyond. Everything Grove sells meets a higher standard — from health to sustainability and performance — so you get a great value without compromising your values. As a B Corp and Public Benefit Corporation, Grove goes beyond selling products: every order is carbon neutral, supports plastic waste cleanup initiatives, and lets you see and track the positive impact of your choices. Shopping with purpose starts at Grove.com.

Forward-Looking Statements
This press release contains "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to the plan to move to customer-first innovation; the impact of customer experience changes; sequential net revenue improvement in each of the remaining quarters of 2026; and guidance for 2026, including full year 2026 net revenue and Adjusted EBITDA. The forward-looking statements contained in this press release are based on Grove’s current expectations and beliefs in light of the Company’s experience and perception of historical trends, current conditions and expected future developments and their potential effects on the Company as well as other factors believed to be appropriate under the circumstances. There can be no assurance that future developments affecting the Company will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including changes in business, market, financial, political and legal conditions; legal and regulatory matters and developments; risks relating to the uncertainty of the projected financial information; Grove’s ability to successfully expand its business; competition; risks relating to tariffs, inflation and interest rates; effectiveness of the Company’s ecommerce platform and selling and marketing efforts; demand for Grove products and other brands that it sells and those factors discussed in documents filed, or to be filed, with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Grove as of the date hereof, and Grove assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures
Some of the financial information and data contained in this press release, such as Adjusted EBITDA and Adjusted EBITDA margin, have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, operating income, profit before tax, net income or any other performance measures derived in accordance with GAAP. Investors should not consider the non-GAAP financial measures in isolation from, or as a substitute for, GAAP measures. A reconciliation of historical Adjusted EBITDA to Net Income is provided in the tables at the end of this press release. Reconciliations of projected Adjusted EBITDA and projected Adjusted EBITDA Margin to the closest corresponding GAAP measures are not available without unreasonable effort on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures, such as the impact of depreciation and amortization of fixed assets, amortization of internal use software, the effects of net interest expense (income), other expense (income), and non-cash stock based compensation expense. Grove believes these non-GAAP measures of financial results, including on a forward-looking basis, provide useful information to management and investors regarding certain financial and business trends relating to Grove’s financial condition and results of operations. Grove’s management uses these non-GAAP measures for trend analyses and for budgeting and planning purposes. Grove believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Grove’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management of Grove does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP measures. Other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Grove’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Grove calculates Adjusted EBITDA as net loss, adjusted to exclude: stock-based compensation expense; depreciation and amortization; changes in fair values of derivative liabilities; interest income; interest expense; restructuring costs; transaction related costs related to certain strategic merger & acquisition projects; provision for income taxes and certain litigation and legal settlement expenses that the Company does not consider representative of its underlying operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue. Because Adjusted EBITDA excludes these elements that are otherwise included in the Company’s GAAP financial results, this measure has limitations when compared to net loss determined in accordance with GAAP. Further, Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. For these reasons, investors should not consider Adjusted EBITDA in isolation from, or as a substitute for, net loss determined in accordance with GAAP.

Investor Relations Contact

ir@grove.co

Media Relations Contact

pr@grove.co

1 Grove defines plastic intensity as pounds of plastic used per $100 in revenue as a way to hold itself accountable for the pace at which it decouples revenue from the use of plastic. To calculate plastic intensity, Grove defines "plastic" as any of the following materials within both products and packaging: plastic resin codes #1-7 (from the ASTM International Resin Identification Coding System), inclusive of polyvinyl alcohol (PVA, PVOH, PVAl), silicone, bioplastics, and any plastic liners, coatings, and resins.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$8,345	$8,490
Restricted cash, current	2,065	2,300
Inventory	19,458	18,421
Prepaid expenses and other current assets	4,043	5,492
Total current assets	33,911	34,703
Restricted cash, noncurrent	1,002	1,002
Property and equipment, net	3,469	3,653
Intangible assets, net	2,098	2,302
Operating lease right-of-use assets	8,613	9,535
Other long-term assets	1,696	1,899
Total assets	$50,789	$53,094
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,390	$8,828
Accrued expenses	9,434	9,476
Deferred revenue	6,906	5,033
Debt, current	—	800
Operating lease liabilities, current	3,171	2,895
Other current liabilities	1,047	665
Total current liabilities	26,948	27,697
Debt, noncurrent	7,500	6,700
Operating lease liabilities, noncurrent	8,400	10,053
Derivative liabilities	700	871
Total liabilities	43,548	45,321

Redeemable convertible preferred stock	24,772	24,772

Stockholders’ deficit:
Common stock	4	4
Additional paid-in capital	644,623	643,226
Accumulated deficit	(662,158)	(660,229)
Total stockholders’ deficit	(17,531)	(16,999)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$50,789	$53,094

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue, net	$36,569	$44,026	$72,793	$87,573
Cost of goods sold	16,984	19,631	33,353	40,114
Gross profit	19,585	24,395	39,440	47,459

Operating expenses:
Advertising	1,235	2,722	2,397	5,529
Product development	1,513	2,207	2,948	3,986
Selling, general and administrative	17,620	22,956	35,779	44,942
Operating loss	(783)	(3,490)	(1,684)	(6,998)

Non-operating expenses (income):
Interest expense	272	305	546	651
Changes in fair value of derivative liabilities	(72)	(70)	(171)	(214)
Other income, net	(71)	(109)	(146)	(281)
Total non-operating expenses, net	129	126	229	156
Loss before provision for income taxes	(912)	(3,616)	(1,913)	(7,154)
Provision for income taxes	8	10	16	19
Net loss	$(920)	$(3,626)	$(1,929)	$(7,173)
Less: Accumulated dividends on redeemable convertible preferred stock	(375)	(375)	(750)	(750)
Net loss attributable to common stockholders, basic and diluted	$(1,295)	$(4,001)	$(2,679)	$(7,923)
Net loss per share attributable to common stockholders, basic and diluted	$(0.03)	$(0.10)	$(0.07)	$(0.21)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	40,553,480	38,813,480	40,314,583	38,513,390

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net loss	$(1,929)	$(7,173)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,651	2,347
Depreciation and amortization	790	866
Changes in fair value of derivative liabilities	(171)	(214)
Non-cash interest expense	107	219
Inventory write-down	—	(351)
Changes in operating assets and liabilities:
Inventory	(1,037)	1,013
Prepaids and other assets	2,228	409
Accounts payable	(2,520)	(2,912)
Accrued expenses	89	(87)
Deferred revenue	1,873	(349)
Operating lease right-of-use assets and liabilities	(455)	625
Other liabilities	(34)	(278)
Net cash provided by (used in) operating activities	592	(5,885)

Cash Flows from Investing Activities
Cash paid for acquisitions	—	(2,848)
Purchase of property and equipment	(451)	(972)
Net cash used in investing activities	(451)	(3,820)

Cash Flows from Financing Activities
Payment of issuance costs related to preferred stock and SEPA	—	(15)
Payment on finance agreement	(267)	—
Payments related to stock-based award activities, net	(371)	(774)
Proceeds from issuance under employee stock purchase plan	117	141
Net cash used in financing activities	(521)	(648)

Net decrease in cash, cash equivalents and restricted cash	(380)	(10,353)
Cash, cash equivalents and restricted cash at beginning of period	11,792	24,304
Cash, cash equivalents and restricted cash at end of period	$11,412	$13,951

Grove Collaborative Holdings, Inc.
Non-GAAP Financial Measures
(Unaudited)
(In thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Reconciliation of Net Loss to Adjusted EBITDA	(in thousands, except percentages)
Net loss	$(920)	$(3,626)	$(1,929)	$(7,173)
Stock-based compensation	845	1,378	1,651	2,347
Depreciation and amortization	399	488	790	866
Changes in fair value of derivative liabilities	(72)	(70)	(171)	(214)
Interest income	(71)	(109)	(146)	(281)
Interest expense	272	305	546	651
Transaction related costs	—	712	—	1,275
Provision for income taxes	8	10	16	19
Total Adjusted EBITDA	$461	$(912)	$757	$(2,510)
Net loss margin	(2.5)%	(8.2)%	(2.6)%	(8.2)%
Adjusted EBITDA margin (loss)	1.3%	(2.1)%	1.0%	(2.9)%

Source: Grove Collaborative Holdings, Inc.